SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INFORMATION ARCHITECTS CORPORATION

(Exact Name of Registrant)

North Carolina	87-0399301
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1420 NW 23rd Avenue,

Ft. Lauderdale, FL 33311

(Address and Zip Code of Principal Executive Offices)

James B. Parsons

Parsons Law Firm

10900 NE 4th Street, Suite 2070

Bellevue, WA 98004

(Name and Address of agent for service)

(954) 561-7321

Telephone number, including area ode, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common	100,000,000	$0.07	$7,000,000	$749.00

PART I – INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

This Prospectus is part of a Registration Statement which registers an aggregate 100,000,000 shares of no par value, common stock, of Information Architects Corporation (the “Company”) which may be issued as set forth herein to the following named persons:

Name	Number of Shares
William Craig	25,000,000
Derek Smith	50,000,000
Dale Doner	6,000,000
Cristina Jewell	19,000,000
James Parsons	2,000,000

On February 22, 2006, an Agreement was entered into with William Craig, Cristina Jewell, Derek Smith, Jim Parsons and Dale Donner (collectively, the “Consultants”) pursuant to a consulting agreement (collectively, the “Consulting Agreements”) for consulting services.  The Company has been advised by Consultant that they may sell all or a portion of their shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions.  Consultants and the brokers and dealers through whom sales of the shares are made may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, (the “Securities Act”), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company.  Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2.  Registration Information and Employee Plan Annual Information

THE COMPANY HEREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS REGISTRATION STATEMENT, OTHER THAN EXHBITIS TO SUCH DOCUMENTS.  REQUEST SHOULD BE ADDRESSED TO WILLIAM CRAIG, 1420 NW 23RD AVENUE, FT. LAUDERDALE, FL 33311

PART II – INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The Company has filed the following documents with the Securities and Exchange Commission:

(a)

Annual Report on Form 10KSB filed April 17, 2006 and amended April 21, 2006;

(b)

Current Report on Form 8-K filed April 6, 2005; Current Report on Form 8-K filed June 1, 2005; Current Report on Form 8-K filed June 24, 2005; Current Report on Form 8-K filed June 27, 2005; Current Report on Form 8-K filed July 7, 2005; Current Report on Form 8-K filed November 17, 2005; Quarterly Report on Form 10-QSB filed May 20, 2005; Quarterly Report on Form 10-QSB filed August 22, 2005; Quarterly Report on Form 10-QSB filed November 14, 2005

All Documents filed by the Company pursuant to section 13, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offer3ed have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in an other subsequently filed document which also is incorporate or deemed to be incorporated by reference herein modified or superceded such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company’s Common Stock trades on the OTC Bulletin Board under the symbol IACH.

Item 4.  Description of Securities

COMMON STOCK

The Company is authorized to issue 2,000,000,000 shares of Common Stock, par value $.001.  As of December 31, 2005, approximately 716,280,719 shares of Common Stock were issued and outstanding.

PREFERRED STOCK

The company has six (6) classes of preferred stock.

Preferred Stock

As of December 31, 2005, there were 1,000,000 shares authorized and 75,500 shares issued and outstanding.

Series B Preferred Stock

Series B preferred shares are convertible into 100 shares of common stock without any further action by the holders of such shares and have the right to vote based on 200 votes for each share of Series B preferred stock.  As of December 31, 2005, there were 500,000 shares authorized and 230,350 shares issued and outstanding.

Series C Preferred Stock

Series C shares are convertible into 10 shares of common stock without any further action by the holders of such shares and have the right to vote based on 10 votes for each share of Series C preferred stock.  As of December 31, 2005, there were 500,000 shares authorized and 150,000 shares issued and outstanding.

Series D Preferred Stock

Series D preferred shares are convertible into 10 shares of common stock without any further action by the holders of such shares and have the right to vote based on 10 votes for each share of Series D preferred stock.  As of December 31, 2005, there were 500,000 shares authorized and 60,000 shares issued and outstanding.

Series F Preferred Stock

Series F shares are convertible into 1 share of common stock for 1 share of preferred stock in the event that common stock is trading at least at $1.  As of December 31, 2005, there were 500,000,000 shares authorized and 48,000,000 shares issued and outstanding.

VOTING RIGHTS.

Except as listed above, holders of Shares are entitled to cast one vote for each share held of record at all shareholders meetings for all purposes.

DIVIDEND RIGHTS.

There are currently no limitations or restrictions upon the rights of the Board of Directors to declare dividends, and may pay dividends on shares of stock in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the North Carolina Statutes. We have not paid dividends to date, and we do not anticipate that we will pay any dividends in the foreseeable future.

LIQUIDATION RIGHTS

Upon liquidation or dissolution, each outstanding Common Share will be entitled to share equally in the Company’s assets legally available for distribution to shareholders after the payment of all debts and other liabilities

PREEMPTIVE RIGHTS.

Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares or stock of the Corporation of any class now or hereafter authorized, or nay securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

DISSENTERS’ RIGHTS

Under current North Carolina law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

Item 5.  Interest of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Our Bylaws provide for indemnification of each person who is or was a director and officer of the corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision in North Carolina against all fines, liabilities, costs and expenses, including attorneys' fees, arising out of his or her status as a director, officer, agent, employee or representative.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The following documents are filed as Exhibits to this Registration Statement:

Exhibit No.	Document Title
5	Opinion Regarding Legality
23.1	Consent of Accountant
23.2	Consent of Attorney (Including in Exhibit 5)
99.1 99.2 99.3 99.4 99.5

Consulting Agreement dated February 22, 2006

Consulting Agreement dated February 22, 2006

Consulting Agreement dated February 22, 2006

Consulting Agreement dated February 22, 2006

Consulting Agreement dated February 22, 2006

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(a)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934)

that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that t claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized at 1420 NW 23rd Avenue, Fort Lauderdale, FL 33311, on February 22, 2006.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

INFORMATION ARCHITECTS CORPORATION

BY: /S/ Alfred Tracy
——————————————
Alfred Tracy

Director